Confidential Treatment Requested. Confidential portions of this document have been redacted and have been filed separately with the Commission.


                                                                   EXHIBIT 1.120


                        INDEMNITY AND RELEASE AGREEMENT

                                    between

                       AMERICAN HOME PRODUCTS CORPORATION

                                      and

                       INTERNEURON PHARMACEUTICALS, INC.

                                  Dated as of

                                  May 30, 2001

                        INDEMNITY AND RELEASE AGREEMENT

          THIS INDEMNITY AND RELEASE AGREEMENT (this "Agreement") is made and entered into as of May 30, 2001, by and between AMERICAN HOME PRODUCTS CORPORATION, a Delaware corporation having a place of business at Five Giralda Farms, Madison, New Jersey 07940, and INTERNEURON PHARMACEUTICALS, INC., a Delaware corporation having a place of business at One Ledgemont Center, 99 Hayden Avenue, Lexington, Massachusetts 02173.

                                    Recitals

          WHEREAS, Interneuron Pharmaceuticals, Inc. and American Cyanamid Company ("Cyanamid"), an indirect subsidiary of American Home Products Corporation, have entered into a Patent and Know-How Sublicense and Supply Agreement dated November 19, 1992, as amended (as so amended, the "Sublicense Agreement"); and

          WHEREAS, Interneuron Pharmaceuticals, Inc. and Wyeth-Ayerst Laboratories, a division of American Home Products Corporation, have entered into a Copromotion Agreement dated June 1, 1996 (the "Copromotion Agreement") (the Sublicense Agreement and Copromotion Agreement being hereinafter referred to collectively as the "Existing Agreements"); and

          WHEREAS, following the withdrawal of Pondimin and Redux from the U.S. market on September 15, 1997, a number of civil actions were filed against American Home Products Corporation and Interneuron Pharmaceuticals, Inc. relating to the ingestion of Pondimin and Redux;

          WHEREAS, American Home Products Corporation has entered into a Nationwide Class Action Settlement Agreement intended substantially to resolve claims against American Home Products Corporation by individuals who had ingested Pondimin or Redux, which Settlement Agreement was approved on August 28, 2000 by Judge Louis C. Bechtle of the United States District Court for the Eastern District of Pennsylvania;

          WHEREAS, American Home Products Corporation and Interneuron Pharmaceuticals, Inc. desire to enter into the instant agreement to resolve pending and potential litigation between them arising out of the purchase, use, manufacture, sale, dispensing, distribution, promotion, marketing, clinical investigation, administration, regulatory approval, prescription, ingestion or labeling of Redux;

          NOW, THEREFORE, in consideration of the foregoing and the mutual promises and covenants herein contained, it is agreed as follows:

                                   ARTICLE I
                                  DEFINITIONS
                                  -----------

     1.1  Certain Definitions.  In addition to other words and terms defined
          --------------------
elsewhere in this Agreement, the following words and terms shall have the meanings set forth below:

     1.1.1  "AHP" shall mean American Home Products Corporation.

     1.1.2  "AHP Parties" shall have the meaning assigned to such term in
Section 6.1 hereof.

     1.1.3  "AHP Releasees" shall have the meaning assigned to such term in
Section 6.2 hereof.

     1.1.4 "Brown Class" shall mean the class certified by the United States District Court for the Eastern District of Pennsylvania in Brown v. American Home Products Corp. (In re Diet Drugs (Phentermine, Fenfluramine,
Dexfenfluramine) Products Liability Litigation), No. MDL 1203, No. 99-20593, 2000 WL 1222042 (E.D. Pa. Aug. 28, 2000).

     1.1.5 "Brown Settlement Agreement" shall mean the Nationwide Class Action Settlement Agreement with American Home Products Corporation dated November 18, 1999 in Sheila Brown, et al. v. American Home Products Corp., Civil Action No. 99-20593, E.D. Pa., together with all amendments thereto.

     1.1.6  The term "Class Member" shall mean any member of the Brown Class.

     1.1.7  "Consumer" shall mean a Person who ingested Pondimin or Redux.

     1.1.8 "Defended Claims" shall mean, collectively, any and all claims, whether known or unknown, asserted or unasserted, regardless of the legal theory, existing now or arising in the future by any Person (other than an Initial Opt-Out or PPH Claimant and other than claims excluded by Section 2.2), arising out of or relating to the purchase, use, manufacture, sale, dispensing, distribution, promotion, marketing, clinical investigation, administration, regulatory approval, prescription, ingestion, and labeling of Pondimin and/or Redux, alone or in combination with any other substance, including, without limitation, any other drug, dietary supplement, herb or botanical.

     1.1.9 "Indemnified Claims" shall mean, collectively, any and all claims, whether known or unknown, asserted or unasserted, regardless of the legal theory, existing now or arising in the future by an Initial Opt-Out or PPH Claimant, arising out of or relating to the purchase, use, manufacture, sale, dispensing, distribution, promotion, marketing, clinical investigation, administration, regulatory approval, prescription, ingestion, and labeling of Pondimin and/or Redux, alone or in combination with any other substance, including, without limitation, any other drug, dietary supplement, herb or botanical; provided that a claim asserted by a PPH Claimant is an Indemnified Claim only as to those particular claims based upon or arising out of the medical condition PPH. These "Indemnified Claims" include, without limitation and by way of example, all claims for damages or remedies of whatever kind or character, known or unknown, that are now recognized by law or that may be created or recognized in the future by statute, regulation, judicial decision, or in any other manner, for:

          (a) personal injury and/or bodily injury, damage, death, fear of disease or injury, mental or physical pain or suffering, emotional or mental harm, or loss of enjoyment of life;

          (b) compensatory damages, punitive, exemplary, statutory and other multiple damages or penalties of any kind;

          (c) loss of wages, income, earnings, and earning capacity, medical expenses, doctor, hospital, nursing, and drug bills;

          (d) loss of support, services, consortium, companionship, society or affection, or damage to familial relations, by spouses, parents, children other relatives or "significant others" of Consumers;

          (e) consumer fraud, refunds, unfair business practices, deceptive trade practices, Unfair and Deceptive Acts and Practices, and other similar claims whether arising under statute, regulation, or judicial decision;

          (f) wrongful death and survival actions;

          (g) medical screening and monitoring, injunctive and declaratory relief;

          (h) economic or business losses or disgorgement of profits arising out of personal injury;

          (i) prejudgment or post-judgment interest.

          1.1.10 "Indemnitee" shall mean each current or former officer, director, or employee of Interneuron who, by statute, corporate charter or contract entered into prior to May 30, 2001, is entitled to indemnification from

Interneuron in respect of Indemnified Claims, and who, within ten business days from the execution of this agreement, provides to AHP a written agreement to be bound by the terms of this Agreement, including the Release provisions.

          1.1.11 "Initial Opt-Out" shall mean any Class Member who has timely and properly exercised his or her right to an Initial Opt-Out of the Brown Settlement Agreement as set forth in (S) IV.D.2 thereof.

          1.1.12  "Interneuron" shall mean Interneuron Pharmaceuticals, Inc.

          1.1.13 "Interneuron Releasees" shall have the meaning assigned to such term in Section 6.1 hereof.

          1.1.14 "Interneuron Parties" shall have the meaning assigned to such term in Section 6.1 hereof.

          1.1.15 "Litigation Expenses" shall mean all attorneys' fees, retainers, court costs, transcript costs, fees of experts, witness fees, travel expenses, duplicating costs, printing and binding costs, telephone charges, postage, delivery service fees, and all other disbursements or expenses of the types customarily incurred in connection with prosecuting, defending, preparing to prosecute or defend, investigating, or being or preparing to be a witness in a proceeding involving an Indemnified or Defended Claim (as herein defined).

          1.1.16 "Losses" shall mean any and all losses, damages, deficiencies, awards, assessments, amounts paid in good faith settlement, and judgments (including interest on judgments).

          1.1.17  The term "Parties" shall mean Interneuron and AHP.

          1.1.18 "Person" shall mean any individual, partnership, limited liability company, corporation, association, trust, joint venture, unincorporated organization or other entity.

          1.1.19 The term "PPH Claimant" shall include any Class Member who has been, or is subsequently, diagnosed with the medical condition PPH as that condition is defined herein and in the Brown Settlement Agreement (and in the case of a deceased person, such Class Member's estate, administrator, heir, beneficiary, or other legal representative), and any such Class Member's spouse, parent, dependent, or other relative asserting a claim against AHP or an AHP Releasee by virtue of his or her personal relationship with such a Class Member.

          1.1.20 "Primary Pulmonary Hypertension" or "PPH" shall have the same meaning as those terms are defined in the Brown Settlement Agreement.

          1.1.21 "Pondimin" shall mean fenfluramine marketed under the brand name Pondimin(R).

          1.1.22 "Redux" shall mean the finished pharmaceutical product licensed to AHP by Interneuron containing the chemical compound known as dexfenfluramine hydrochloride.

                                   ARTICLE II
                                INDEMNIFICATION
                                ---------------

          2.1  Indemnification of Interneuron and the Indemnitees. Commencing
               --------------------------------------------------
upon execution of this Agreement, and subject to the terms of this Agreement (including the limitations set forth in Section 2.2 hereof), AHP hereby agrees
(i) to indemnify and hold harmless Interneuron from and against all Losses arising from Indemnified Claims against Interneuron, and (ii) to indemnify and hold harmless the Indemnitees from and against all Losses arising from Indemnified Claims, to the extent that such Persons are currently entitled to indemnification from Interneuron and conditioned upon such Persons' written consent to be bound by the terms of this Agreement as they pertain to Indemnitees. THIS INDEMNITY OBLIGATION SPECIFICALLY INCLUDES, BUT IS NOT LIMITED TO, ANY CLAIMS ARISING OUT OF OR BASED UPON ANY ALLEGATION OF NEGLIGENCE, STRICT LIABILITY, UNJUST ENRICHMENT, INTENTIONAL CONDUCT OR ANY OTHER CULPABLE CONDUCT BY INTERNEURON OR THE INDEMNITEES.

          2.2 Limitation on Indemnification. Notwithstanding any other provision of this Agreement, AHP shall have no liability for, and shall not be required to pay or reimburse, or defend against or insure, any Losses or Litigation Expenses incurred by Interneuron or any Indemnitee which constitute or arise from (a) amounts incurred by Interneuron or any Indemnitee prior to the execution of this Agreement, (b) claims asserted against Interneuron or any of the Indemnitees in respect of any alleged breaches or violations of any state securities law or federal securities law, or (c) regulatory costs or government claims or government proceedings of any type .

          2.3 Subrogation. Upon making any payment to Interneuron or any Indemnitee for any Indemnified Claim pursuant to this Agreement, or any payment to any third party in respect of any Loss incurred by or levied against Interneuron or any Indemnitee, AHP shall be subrogated, to the extent of such payment to any rights which Interneuron or such Indemnitee may have against other Persons with respect to the subject matter underlying such Indemnified Claim.

          2.4 Tender of Claims. No liability of AHP pursuant to this article II shall attach unless and until Interneuron's liability to which indemnification pursuant hereto pertains is fixed by and rendered certain by either a final judgment against Interneuron or a settlement approved in writing by AHP. Interneuron shall make a definite demand for payment for any amount of the Loss for which AHP may be liable pursuant to this Article II, and which has become fixed and rendered certain pursuant to this Section herein, within 12 months after such amount has been fixed. Such Losses shall be due and payable by AHP within thirty days after they are demanded, unless AHP disputes such claims, in which case the dispute shall be submitted to binding arbitration.


                                  ARTICLE III

                                   INSURANCE
                                   ---------
          3.1 AHP agrees to obtain insurance, not including deductibles or self-insured retentions, for the benefit of Interneuron in the following amounts:

                                       *

Such insurance shall provide coverage for compensatory and punitive damages arising out of Defended Claims. The insurance furnished by AHP pursuant to this
Section 3.1 may be used by Interneuron to pay any Losses arising out of Defended Claims, but shall not be used for Litigation Expenses.

          3.2 Interneuron may not draw upon any insurance provided by AHP pursuant to Section 3.1 herein unless and until Interneuron's liability for which insurance is available is fixed by and rendered certain by either a final judgment against Interneuron or a settlement approved in writing by AHP. Interneuron shall make a definite demand for payment under such insurance policies within 60 days after the insured liability has become fixed and rendered certain. Only the * specified for the * in which the demand is made

* Confidential treatment requested.

shall be available to pay that claim. If the * specified for the * in which a demand is made is *, then no further insurance payment shall be made in respect of that demand in or from that * or any * or *. If the * specified for that * have already been * by * demands made in that * no further insurance payments in that * shall be made.

          3.3  If an * for an * is not used to pay a demand  pursuant to Section
3.2 in that *, that * shall not be available in any * or *.

          3.4 No insurance shall be available under Section 3.2 herein with respect to any amounts incurred or expended by Interneuron prior to the date of execution of this Indemnity Agreement.

          3.5 Interneuron retains all rights in any pre-existing insurance policies owned by Interneuron. Interneuron shall be entitled to call upon the insurance provided for in this Article prior to seeking reimbursement from its pre-existing policies.

                                   ARTICLE IV

                               DEFENSE OF CLAIMS
                               -----------------

          4.1 AHP shall have the right and the duty to defend any Indemnified Claim or Defended Claim at AHP's expense and with counsel selected by AHP. Interneuron may retain separate co-counsel at its sole cost and expense and may participate in the defense of any Indemnified or Defended Claim, but AHP shall be entitled to control the defense thereof.

          4.2 Interneuron hereby agrees that AHP shall have the sole right to control the defense in respect to Indemnified and Defended Claims including, without limitation, selection of counsel and any settlements thereof; provided that AHP's right to settle a Defended Claim shall be subject to Section 4.5 hereof. In connection with its defense of such litigation, AHP agrees that it

* Confidential treatment requested.

will use its best efforts to protect Interneuron from loss and to honor and protect Interneuron's confidential or proprietary information.

          4.3 Interneuron hereby agrees to cooperate fully and provide such assistance, information and documentation as AHP may reasonably request in connection with the defense of Indemnified or Defended Claims, to cause its employees, agents and representatives to provide such cooperation and assistance (including making them available for testimony at deposition or trial), and to grant AHP reasonable access to all books, records and personnel in Interneuron's possession or under its control which would have a bearing on such claim or which AHP reasonably may deem necessary or useful in connection with the defense thereof. AHP agrees to use such items solely for the purpose of defending Indemnified or Defended Claims.

          4.4 Interneuron and AHP agree to cooperate in order to effectuate a smooth transition of responsibilities from counsel currently representing Interneuron to counsel selected by AHP.

          4.5 Interneuron shall have the right to object to the settlement of a Defended Claim. The parties agree to negotiate in good faith regarding the settlement of any Defended Claim. In the event that Interneuron objects to a settlement desired by AHP or AHP refuses consent to settlement of claim on terms requested by Interneuron, the parties agree to submit such dispute promptly to binding arbitration on an expedited basis.

          4.6 Interneuron and AHP agree that each shall claim, urge, assert and defend the joint defense privilege, common interest privilege, as well as any other applicable privilege for confidential communications between the Parties in defense of any claim made or suit brought or proceeding that has been or may be in the future instituted or prosecuted against them and which AHP has, or appears reasonably likely to have, an indemnity obligation pursuant to Article II herein or an insurance obligation pursuant to Article III herein.

          4.7 In the event that Interneuron elects not to appeal a judgment against it with respect to which AHP has, or appears reasonably likely to have, an indemnity obligation pursuant to Article II herein or an insurance obligation pursuant to Article III herein, AHP may elect to make such appeal on behalf of and in the name of Interneuron at AHP's own cost and expense.

                                   ARTICLE V

                             NOTICE AND PROCEDURES
                             ---------------------

          5.1 Indemnified and Defended Claims made on or prior to the date of this Agreement shall be identified in writing and tendered to AHP within 10 business days following the execution of this Agreement, subject to the limitations set forth in Section 2.2 above, and AHP shall be responsible only for Litigation Expenses incurred subsequent to the date of execution of this Agreement. After the date of this Agreement, Interneuron shall promptly give AHP written notice after (i) becoming aware of any claim which may give rise to an Indemnified or Defended Claim under this Agreement, or (ii) the receipt by any of Interneuron or the Indemnitees of notice of the commencement of any action against Interneuron or any Indemnitee that involves an Indemnified or Defended Claim. Concurrent with the provision of notice pursuant to this Section to AHP, Interneuron shall provide to AHP copies of any complaint, summons, praecipe, subpoena or other court filings related to any such claim.

          5.2 Should AHP dispute that any claim of which it receives notice pursuant to Section 5.1 is an Indemnified or Defended Claim, it shall so notify Interneuron in sufficient time to permit Interneuron or other Indemnitee to retain counsel and timely appear, answer and/or move in any such action. In such event, Interneuron shall defend against such claim until the dispute regarding whether such claim is an Indemnified or Defended Claim has been resolved by agreement or binding arbitration, provided that Interneuron shall not settle any such claim without AHP's prior written consent. In the event that any such dispute is resolved in favor of Interneuron, AHP will promptly reimburse Interneuron for reasonable Litigation Expenses incurred in connection with the defense of such claim.

                                   ARTICLE VI

                           MUTUAL RELEASES AND WAIVER
                           --------------------------

          6.1 Release by AHP. AHP, on its own behalf and on behalf of all of its divisions, affiliates and subsidiaries (collectively, the "AHP Parties"), hereby releases and forever discharges Interneuron and all of its divisions, affiliates and subsidiaries (collectively, the "Interneuron Parties") and their respective assigns, attorneys, agents, legal representatives, officers, directors, employees, predecessors, successors, affiliates, subsidiaries, and parents (and the officers, directors, and employees of their subsidiaries and parents) (such entities and individuals collectively the "Interneuron Releasees") from any and all claims, causes of action, actions, duties, rights, damages, liabilities, losses, and obligations of every kind and manner whatsoever, in law or in equity, judicial or administrative, civil or criminal, whether or not now known, claimed, asserted, suspected, or discoverable, that the AHP Parties have had or now have or may in the future have against any Interneuron Releasees arising out of or in any way connected with the

Indemnified or Defended Claims, or any other claims relating to the Existing Agreements or the purchase, use, manufacture, sale, dispensing, distribution, promotion, marketing, clinical investigation, administration, regulatory approval, prescription, ingestion or labeling of Redux, and arising from any actions, omissions, or events prior to the date hereof, including but not limited to any claims arising under federal or any state or foreign securities laws; provided, however, that the foregoing release shall not include claims, causes of action, actions, duties, rights, or obligations arising out of or under this Agreement. AHP and the AHP Parties understand and acknowledge the significance and consequence of releasing all of such claims (including presently existing but unknown, unsuspected, or undiscovered claims) and hereby assume full risk and responsibility for any and all injuries, losses, damages, assessments, penalties, charges, expenses, costs, and/or liabilities that they may hereafter incur or discover that in any way arise out of or relate to such claims. To the extent that any law, statute, ordinance, rule, regulation, case, or other legal provision or authority may purport to preserve the AHP Parties' rights hereafter to assert presently existing but unknown, unasserted, unsuspected, or undiscovered claims or causes of action that otherwise would be barred by the terms of this Agreement, the AHP Parties hereby specifically and expressly waive their rights under such law, statute, ordinance, rule, regulation, case, or other legal provision or authority.

          6.2  Release by Interneuron.
               ----------------------
          (a) Each of Interneuron, on its own behalf and on behalf of each of the Interneuron Parties, and the Indemnitees hereby releases and forever discharges the AHP Parties and their respective assigns, attorneys, agents, legal representatives, officers, directors, employees, predecessors, successors, affiliates, subsidiaries, and parents (and the officers, directors, and employees of their subsidiaries and parents) (such entities and individuals collectively the "AHP Releasees") from any and all claims, causes of action, actions, duties, rights, damages, liabilities, losses, and obligations of every kind and manner whatsoever, in law or in equity, judicial or administrative, civil or criminal, whether or not now known, claimed, asserted, suspected, or discoverable, that any of the Interneuron Parties or the Indemnitees have had or now have or may in the future have against the AHP Releasees arising out of or in any way connected with the Indemnified or Defended Claims, or any other claims relating to the Existing Agreements or the purchase, use, manufacture, sale, dispensing, distribution, promotion, marketing, clinical investigation, administration, regulatory approval, prescription, ingestion or labeling of Redux, and arising from or relating to any actions, omissions, or events prior to the date hereof, including but not limited to any claims arising under federal or any state or foreign securities laws; provided, however, that the foregoing release shall not include claims, causes of action, actions, duties, rights, or obligations arising out of or under this Agreement. Interneuron and the Interneuron Parties understand and acknowledge the significance and consequence of releasing all of such claims (including presently existing but unknown, unsuspected, or undiscovered claims) and hereby assume full risk and responsibility for any and all injuries, losses, damages, assessments, penalties, charges, expenses, costs, and/or liabilities that they may hereafter incur or discover that in any way arise out of or relate to such claims. To the extent that any law, statute, ordinance, rule, regulation, case, or other legal provision or authority may purport to preserve the Interneuron Parties' rights hereafter to assert presently existing but unknown, unasserted, unsuspected, or undiscovered claims or causes of action that otherwise would be barred by the terms of this Agreement, the Interneuron Parties hereby specifically and expressly waive their rights under such law, statute, ordinance, rule, regulation, case, or other legal provision or authority.

          6.3 Without limiting the generality of Section 6.2 herein, upon execution of this Agreement Interneuron shall promptly take all actions necessary to obtain the dismissal with prejudice of the lawsuit styled,

Interneuron Pharmaceuticals, Inc. v. American Home Products Corporation et al., Civil Action No. 00-294, filed in the Superior Court of Middlesex County in the Commonwealth of Massachusetts.

          6.4 Without limiting the generality of Section 6.2 herein, Interneuron shall promptly take all actions necessary to obtain the dismissal of the appeal in the matter In re Diet Drugs
(Phentermine/Fenfluramine/Dexfenfluramine) Products Liability Litigation, No. 00-2763, pending in the United States Court of Appeals for the Third Circuit.

          6.5 Without limiting the generality of Sections 6.1 and 6.2 herein, the Parties hereby agree to amend the Existing Agreements as follows: 1) to amend the Sublicense Agreement to strike in its entirety Article 10 thereof, including each of its subparts and subsections, and to terminate any and all rights and obligations of the Parties thereunder; 2) to amend the Sublicense Agreement to strike in their entirety subsections 9.4.1 and 9.4.2 thereof, and to terminate any and all rights and obligations of the Parties thereunder; and
3) to amend the Copromotion Agreement to strike in its entirety Section 13 thereof, entitled "Warranty and Indemnity," including each of its subparts and subsections, and to terminate any rights and obligations of the Parties thereunder.

          6.6  Covenants Not to Sue.
               --------------------
          (a) The AHP Parties agree never to commence, aid, or cause to authorize to be commenced (if such authority is required) against the Interneuron Releasees any action or other proceeding, whether legal or equitable, judicial or administrative, or civil or criminal in nature, based upon any claims, causes of action, actions, duties, rights, or obligations released by the AHP Parties under the provisions of Section 6.1 of this Agreement.
          (b) Interneuron, the Interneuron Parties and each Indemnitee agree never to commence, aid, or cause or authorize to be commenced (if such authority is required) against the AHP Releasees any action or other proceeding, whether legal or equitable, judicial or administrative, or civil or criminal in nature, based upon any claims, causes of action, actions, duties, rights, or obligations released by Interneuron and the Interneuron Parties and the Indemnitees under the provisions of Section 6.2 of this Agreement.

          6.7 Waivers. Interneuron and each Indemnitee acknowledge that Arnold & Porter and/or other counsel selected by AHP (collectively, "AHP Counsel") are representing AHP in connection with this Agreement and the litigation and other matters referred to herein, and may also represent Interneuron and the Indemnitees in connection with Indemnified and Defended Claims hereunder. In consideration of this Agreement, and after consultation with its own counsel regarding the import of the consent and waiver set forth herein, Interneuron and each of the Indemnitees hereby acknowledges and agrees that, notwithstanding any termination of this Agreement, the availability to any person represented by AHP counsel of any defenses that might be inconsistent with defenses available to any other person represented by such counsel, or any other subsequent events or changed circumstances of any kind or nature whatsoever:

          (a) Interneuron, the Interneuron Parties and each of the Indemnitees hereby consents to the continued and future representation of AHP by AHP Counsel, and agrees not to assert any conflict of interest or privilege with respect to, or otherwise seek to disqualify, any AHP Counsel from representing AHP in any proceeding and for any reason whatsoever, including any proceeding against Interneuron or one or more Indemnitees; and

          (b) Nothing contained in this Agreement shall prevent any AHP Counsel from cross-examining Interneuron, any Indemnitee or any person who becomes a witness in any capacity in any proceeding, and Interneuron and each Indemnitee expressly waives any objection to such cross-examination.

          6.8 Consultation with Counsel. Interneuron, the Interneuron Parties and each Indemnitee acknowledges and represents that it has discussed the provisions of this Article VI with counsel, that such counsel explained the contents hereof, including the meaning and consequences of the waivers and consents included herein, and that Interneuron and each Indemnitee is entering into this Agreement knowingly, intelligently and intending to be bound hereby.

                                  ARTICLE VII

                         REPRESENTATIONS AND WARRANTIES
                         ------------------------------

          7.1 Warranties by Interneuron. Interneuron hereby represents and warrants to AHP that:

          (a) Authority. Interneuron hereby represents and warrants to AHP that Interneuron has the requisite corporate power and authority to execute and deliver this Agreement and to grant the releases and perform its other obligations hereunder. The execution, delivery and performance of this Agreement has been duly and validly authorized by the Board of Directors of Interneuron and no other corporate proceedings on the part of Interneuron are necessary to authorize this Agreement or the performance hereof or thereof by Interneuron. This Agreement has been duly and validly executed and delivered by Interneuron and, assuming due execution and delivery by AHP, constitutes the valid and binding obligation of Interneuron, enforceable against Interneuron in accordance with its terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other laws of general application affecting enforcement of creditors' rights, (b) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies, and (c) to the extent the enforceability of the indemnification provisions contained in this Agreement may be limited by applicable laws.

          (b) No Conflict. Neither the execution and delivery of this Agreement by Interneuron nor the performance of Interneuron's obligations hereunder or thereunder will (i) violate, conflict with, or result in a breach or default under, any of the terms, conditions or provisions of its Certificate of Incorporation or By-Laws, or of any material license, lease, note, bond, mortgage, indenture, agreement or other material instrument or obligation to which Interneuron is a party or to which its material properties or assets may be subject, (ii) to Interneuron's knowmedge violate any judgment, ruling, order, writ, injunction, decree, statute, rule or regulation applicable to Interneuron or any of its material properties or assets, or (iii) require Interneuron to obtain, make or give, the authorization, consent or approval of, or any notice to, or filing with, any governmental authority or other third party, except in connection with the applicable requirements of the Hart-Scott-Rodino Act, if any, the disclosure requirements of any federal or state securities laws or the rules of the NASDAQ Stock Market, if any, except in each case for such violations, breaches, or defaults which would not, in the aggregate, have a material adverse effect on the business, assets, results of operations, and financial condition of Interneuron and its subsidiaries taken as a whole (a "Material Adverse Effect").

          7.2 Representations and Warranties of AHP. AHP hereby represents and warrants to Interneuron that:

          (a) Authority. AHP has the requisite corporate power and authority to execute and deliver this Agreement, and to grant the releases and perform its other obligations hereunder and grant indemnification thereunder. The

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

execution, delivery and performance of this Agreement has been duly and validly authorized by all necessary corporate action on behalf of AHP and no other corporate proceedings on the part of AHP are necessary to authorize this Agreement or the performance hereof or thereof by AHP. This Agreement has been duly and validly executed and delivered by AHP and, assuming due execution and delivery by Interneuron, constitutes the valid and binding obligation of AHP, enforceable against AHP in accordance with its terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors' rights, (b) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies, and (c) to the extent the enforceability of the indemnification provisions contained in this Agreement may be limited by applicable laws.

          (b) No Conflict. Neither the execution and delivery of this Agreement by AHP nor the performance of AHP's obligations hereunder and thereunder will
(i) violate, conflict with, or result in a breach or default under, any of the terms, conditions or provisions of its Certificate of Incorporation or By-Laws, or of any material license, lease, note, bond, mortgage, indenture, agreement or other material instrument or obligation to which AHP is a party or to which its material properties or assets may be subject, (ii) to AHP's knowledge, violate any judgment, ruling, order, writ, injunction, decree, statute, rule or regulation applicable to AHP or any of its material properties or assets, or
(iii) require AHP to obtain, make or give, the authorization, consent or approval of, or any notice to or any filing or registration with, any governmental authority or other third party, except in connection with the applicable requirements of the Hart-Scott-Rodino Act, if any, the disclosure requirements of any federal or state securities laws or the rules of the New York Stock Exchange, if any; except in each case for such violations, breaches

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

or defaults which would not, in the aggregate, have a material adverse effect on the business assets, results of operations and financial condition of AHP and its subsidiaries taken as a whole.

                                  ARTICLE VIII

                                 MISCELLANEOUS
                                 -------------

          8.1 No Admission of Liability. Neither the execution of this Agreement nor any consideration provided in exchange for this Agreement is intended to be or shall be construed as an admission of liability by any of the parties hereto. This Agreement, the terms and conditions hereof, and the negotiations giving rise to this Agreement shall be deemed inadmissible evidence in any action or proceeding, except by either party in an action seeking to enforce the provisions hereof, or by way of defense through the pleading of the release granted herein in an action with respect to a matter released hereby.

          8.2 Actions on Behalf of the Indemnitees. Each Indemnitee hereby acknowledges and agrees that all notices, consents, waivers, agreements, amendments and other actions that may be taken, made or given by the Indemnitees under this Agreement may be taken, made or given in the name and on behalf of such Indemnitee by Interneuron, and each Indemnitee hereby appoints Interneuron as his or its agent and attorney-in-fact for such purpose.

          8.3 Entire Agreement; Waivers. This Agreement constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings, negotiations and discussions, whether oral or written, of the parties with respect to such subject matter, including specifically but without limitation, any and all obligations between or among the parties hereto under the Existing Agreements. No waiver of any provision of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not

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

similar), shall constitute a continuing waiver unless otherwise expressly provided nor shall be effective unless in writing and executed by the party making such waiver.

          8.4 Amendment or Modification. The parties hereto may not amend or modify this Agreement except in such manner as may be agreed upon by a written instrument executed by Interneuron and AHP.

          8.5 Severability. In the event that any provision hereof would, under applicable law, be invalid or unenforceable in any respect, such provision shall (to the extent permitted under applicable law) be construed by modifying or limiting it so as to be valid and enforceable to the maximum extent compatible with, and possible under, applicable law. The provisions hereof are severable, and in the event any provision hereof should be held invalid or unenforceable in any respect, it shall not invalidate, render unenforceable or otherwise affect any other provision hereof.

          8.6 Successors and Assigns. All of the terms and provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective transferees and assigns (each of which permitted transferees and assigns shall be deemed to be a party hereto for all purposes hereof); provided, however, that (i) no transfer or assignment by any party hereto shall be permitted without the prior written consent of the other party hereto and any such attempted transfer or assignment without consent shall be null and void and (ii) no transfer or assignment by any party shall relieve such party of any of its obligations hereunder; and provided, further, that a merger or change of control affecting a party hereto shall not be deemed an assignment requiring consent for purposes of this Section.

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

          8.7 Notices. Any notices or other communications required or permitted hereunder shall be sufficiently given if in writing and delivered personally or sent by telefacsimile with a copy sent by nationally recognized overnight delivery service, or registered or certified mail, postage prepaid, addressed in the case of AHP or Interneuron at their respective address set forth in the heading of this Agreement, to the attention of their respective General Counsel or to such other address as any party may designate by notice pursuant to these provisions. Unless otherwise specified herein, any such notice or other communication shall be deemed received one (1) business day after it is sent.

          8.8 Headings, etc. Section and subsection headings are not to be considered part of this Agreement, are included solely for convenience, are not intended to be full or accurate descriptions of the content thereof and shall not affect the construction hereof.

          8.9 No Third Party Beneficiaries. Nothing in this Agreement is intended or shall be construed to entitle any Person other than the parties or their respective transferees, releasees, Indemnitees and assigns permitted hereby to any claim, cause of action, remedy or right of any kind.

          8.10 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute but one and the same instrument.

          8.11 Governing Law. This Agreement shall be governed by and construed in accordance with the domestic substantive laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any other jurisdiction, excluding any choice of law rules that may direct the application of laws of another jurisdiction.

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

          8.12 Jurisdiction; Consent to Service of Process. Any suit, action or proceeding arising out of or relating to the enforcement of this Agreement and any action or proceeding to execute or otherwise enforce any judgment obtained in connection herewith shall be instituted in any state or federal court situated in the State of Delaware, having jurisdiction, and by execution and delivery of this Agreement, each of the parties hereto irrevocably submits to the jurisdiction of each such court for the purpose of such suit, action or proceeding. Each of the parties hereto hereby further irrevocably consents to the service of process in any such suit, action or proceeding in said courts by the mailing thereof by any other party by registered or certified mail, postage prepaid, to such party at its address for notice specified in Section 8.7 above. Each of the parties hereto hereby irrevocably waives any objection which it may now or hereafter have to laying of venue of any suit, action or proceeding arising out of or relating to the enforcement of this Agreement brought in state or federal court situated in the State of Delaware, and hereby further irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

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

          IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have caused this Agreement to be executed, as of the date first above written.


                            AMERICAN HOME PRODUCTS
                            CORPORATION



                            By:  ________________________________
                                 Louis Hoynes
                                 Executive Vice President and General Counsel


                            INTERNEURON PHARMACEUTICALS, INC.



                            By:  _________________________________
                                 Mark S. Butler
                                 Executive Vice President and General Counsel

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